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Company Press Release
SOURCE: Kilroy Realty Corporation
Kilroy Realty Corporation Adopts Stockholder Rights Plan

LOS ANGELES, October 2, 1998.

The board of directors of Kilroy Realty Corporation (NYSE: KRC - news) announced today the adoption of a new Preferred Stock Purchase Rights Plan designed to assure that all stockholders receive fair treatment in the event of a proposed acquisition of the company.

Under the Plan, one Right will be distributed for each share of Kilroy Realty Corporation common stock outstanding to stockholders of record at the close of business on October 15, 1998. Initially, the Rights are attached to the common stock and will not be exercisable or separately tradable. Each Right will entitle the holder to buy one one-hundredth of a share of voting preferred stock at an exercise price of $71.00.

Subject to limited exceptions, the Rights become exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Upon such event, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of shares of the Company's common stock having a market value at that time of twice the Right's exercise price. Rights held by the acquiring person will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's shares of common stock having a market value at that time of twice the Right's exercise price. The Plan will expire on October 2, 2008.

The Board may elect to redeem the Rights at $.001 per Right. Distribution of the Rights is not taxable to stockholders.

Kilroy Realty Corporation owns, operates and develops office and industrial properties, primarily in California. At September 30, 1998, the company owned
5.5 million square feet of commercial office space and 5.7 million square feet of industrial space.